Exhibit 99.2

Subject: Avantor’s acquisition of VWR

Dear [Customer Name]:

Earlier today, VWR announced that it has entered into a definitive agreement to be acquired by Avantor. While we are excited to share how this acquisition will support our customers across the industries we serve, we thought it was important to assure you that VWR will continue to provide the product and service solutions you have come to expect, without interruption.

By bringing together Avantor’s comprehensive offerings of ultra-high-purity materials and customer solutions with VWR’s global scale, unparalleled channel access, and deep customer relationships, we will create a vertically integrated, global player in manufacturing and supply chain solutions for the life sciences, advanced technologies and research industries.

The combined company will create a world-class global manufacturing and distribution platform with significantly enhanced scale and product breadth. Both companies share a strong commitment to quality, safety, innovation, and customer service that will be further strengthened through this combination. We will provide customers with unparalleled reliability and increased access to key products and services in both developed and emerging markets, with high-touch relationships. We will also meet evolving customer needs by providing end-to-end solutions that increase quality, effectiveness, and productivity.

Subject to receipt of regulatory approvals and other customary closing conditions, the transaction is expected to close in the third quarter of this year. During this transition period and beyond, I want to assure you that customer service and the quality of our products is, and will remain, our highest priority.

You will continue to work with our dedicated team of VWR associates and will continue to receive the high service levels that you have come to know. This acquisition does not signal a change to our value proposition – we will continue to deliver the same high-quality product and service solutions that you expect from VWR.

On behalf of the VWR team, we look forward to our continued collaboration to enable science.

Warm regards,

/s/ Manuel Brocke-Benz

VWR

Radnor Corporate Center, Building One, Suite 200, P.O. Box 6660, 100 Matsonford Road, Radnor, PA 19087

610.386.1700  |  vwr.com

Additional Information and Where to Find It

In connection with the proposed transaction, VWR will file with the Securities and Exchange Commission (the “SEC”) and furnish to VWR’s stockholders a proxy statement. BEFORE MAKING ANY VOTING DECISION, VWR’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and shareholders may obtain a free copy of documents filed by VWR with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and shareholders may obtain a free copy of VWR’s filings with the SEC from VWR’s website at http://investors.vwr.com or by directing a request to: VWR Corporation, Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087, Attn: Investor Relations, (610) 386-1700.

VWR and certain of its directors, executive officers, and certain other members of management and employees of VWR may be deemed to be participants in the solicitation of proxies from stockholders of VWR in favor of the proposed merger. Information about directors and executive officers of VWR is set forth in the proxy statement for VWR’s 2017 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 31, 2017. Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation will be included in the proxy statement with respect to the merger VWR will file with the SEC and furnish to VWR’s shareholders.